Exhibit 99.1

Royal Gold Reports Results for Second Quarter Fiscal Year 2013

•	Record royalty revenue of $79.9 million, a 16% increase year-over-year

•	Record Adjusted EBITDA [1] of $73.4 million, an 18% increase year-over-year

DENVER, COLORADO. JANUARY 31, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced net income attributable to Royal Gold stockholders of $27.2 million, or $0.42 per basic share, on record royalty revenue of $79.9 million for the second quarter of fiscal 2013. This compares to net income attributable to Royal Gold stockholders of $23.4 million, or $0.42 per basic share, on royalty revenue of $68.8 million for the second quarter of fiscal 2012.

For the six-month period ended December 31, 2012, royalty revenue was $157.7 million and net income attributable to Royal Gold stockholders was $52.0 million, or $0.84 per basic share. This compares to royalty revenue of $133.3 million and net income attributable to Royal Gold stockholders of $45.9 million, or $0.83 per basic share, for the six-month period ended December 31, 2011.

Adjusted EBITDA1 for the second quarter of fiscal 2013 was a record $73.4 million representing 92% of revenue, an increase of 18% compared to Adjusted EBITDA of $62.1 million or 90% of revenue for the prior year period. Cash flow from operations for the quarter was $10.9 million, or $0.17 per basic share compared with $29.3 million or $0.53 per share for the second quarter of fiscal 2012. Cash flow from operations was negatively impacted by provisional income tax payments of $22.6 million normally due during the quarter, and the timing of a withholding tax payment of $17.2 million, which is expected to be recovered in future periods.

The 16% increase in revenue for the quarter was largely driven by increased production at Andacollo, Holt, Robinson, Mulatos, Las Cruces, Canadian Malartic and Wolverine, as well as the higher average price of gold and other metals. These increases were partially offset during the period by production declines at Voisey’s Bay, Cortez, Leeville and Dolores. The average price of gold for the quarter was $1,722 per ounce compared with $1,688 per ounce for the comparable period, an increase of 2%.

____________________

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

As of December 31, 2012, the Company had a working capital surplus of $762.5 million. Current assets were $781.1 million (including $680.7 million in cash and equivalents), compared to current liabilities of $18.6 million, resulting in a current ratio of approximately 42 to 1. In addition to available working capital, the Company had $350 million available under its revolving line of credit.

Tony Jensen, President and CEO, commented, “Our broad and diverse portfolio of assets continues to provide strong financial results as demonstrated by our record quarterly royalty revenue and Adjusted EBITDA. During the quarter, the majority of our producing properties performed well and, in particular, Andacollo recorded record gold production. We were also pleased that Las Cruces reached its design capacity, and several other properties continued to make steady progress toward targeted production levels.”

RECENT DEVELOPMENTS

Acquisition of Additional Royalty Option on the KSM Project

In December, the Company increased the net smelter return (“NSR”) royalty option it may acquire on the Kerr-Sulphurets-Mitchell (“KSM”) project from 1.25% to 2.0%. The net cost to acquire the option was approximately $3.6 million. The Company now holds the right to purchase either a 1.25% NSR royalty for C$100 million, or a 2.0% NSR royalty for C$160 million on all of the gold and silver production from the project, payable in three equal installments over a 540-day period following exercise of its purchase right. The options to purchase the NSR royalty will remain exercisable for 60 days following Royal Gold’s satisfaction that the project has received all material approvals and permits, has sufficient committed funding for construction, and certain other conditions have been met.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended December 31, 2012 are listed below:

Producing Properties

Andacollo – Gold production increased during the quarter due to higher grade ore and improved recoveries. Teck continues to increase mill throughput rates as they de-bottleneck and optimize the plant.

Canadian Malartic – Osisko reported that fourth quarter gold production totaled 101,544 ounces with calendar 2012 output of 388,478 ounces. During the quarter, throughput was affected by a 6-day shutdown to complete the installation of the second pebble crusher and to make modifications to various conveying systems in the crushing and grinding circuits. Osisko also announced calendar 2013 gold production guidance of between 485,000 and 510,000 ounces.

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Cortez – Barrick continued to prioritize production from their higher grade Cortez Hills operations that is not covered by our royalty interest. As a result, production decreased during the period.

Dolores – Pan American announced that calendar 2013 capital expenditures will include construction of a third leach pad, significant pre-stripping and the systematic rehabilitation of the mining fleet. Pan American also announced calendar 2013 production guidance of between 3.25 million to 3.45 million ounces of silver and between 63,500 to 68,000 ounces of gold.

Holt – St Andrew Goldfields reported production of 15,082 ounces of gold for the quarter with mill recoveries at 94%. The operator stated that construction of a new ore pass is complete and that it expects to see increased production capacity once commissioning is finalized in mid-January.

Las Cruces – Inmet announced that calendar 2012 copper production at Las Cruces increased by more than 60% to 67,700 tonnes from 42,100 tonnes in calendar 2011. The operator also announced calendar 2013 production guidance of between 68,500 to 72,000 tonnes of copper.

Leeville – A portion of the mine production at Leeville was derived from an area outside of our royalty interest resulting in a decrease in royalty revenue over the prior period.

Mulatos – Alamos reported record production of 67,800 ounces of gold during the fourth quarter achieving its production guidance for the year of 200,000 ounces of gold. Production for the quarter benefitted from higher than budgeted throughput and grade from the gravity mill in addition to record levels of quarterly crusher throughput that averaged 17,900 tonnes of ore per day.

Peñasquito – Goldcorp reported that water availability issues limited mill throughput rates. They plan to bring additional water wells into production within the Cedros Basin in addition to new dewatering wells within the Chile Colorado pit. The additional water wells in calendar 2013 are expected to increase mill throughput to 105,000 tonnes per day. A hydrology study is underway to develop a long-term water strategy and is expected to be completed during the first half of 2013. Goldcorp also announced calendar 2013 production guidance of between 360,000 to 400,000 ounces of gold and between 20 to 21 million ounces of silver.

Voisey’s Bay – The variability in Vale’s shipping schedule continues to result in uneven metal sales quarter-over-quarter. Copper sales for the quarter were lower than expected due to increased sales during the period ended September 30, 2012.

Wolverine – Yukon Zinc stated that production growth during the quarter was due to increased throughput, as they continue to ramp up to design capacity, with improved metallurgical performance and recoveries in the mill.

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Development Properties

Mt. Milligan – Thompson Creek announced that they received notification from the Department of Fisheries and Oceans approving its fish habitat compensation plan, as required by Environment Canada's Metal Mining Effluent Regulations. This approval was the final step to authorize deposition of tailings material into the zero discharge tailings storage facility and the final authorization required to operate the Mt. Milligan mine. Thompson Creek also reiterated that the Mt. Milligan project remains on schedule with commercial production expected in the fourth quarter of calendar 2013.

Pascua-Lama – Barrick reported that construction management has been transferred to Fluor and that the project team has been significantly strengthened. As disclosed with its third quarter 2012 financial results, Barrick indicated it expected initial gold production in the second half of 2014, and that the definitive estimate of costs and schedule for the project would be complete by the time of its 2012 year-end results in mid-February.

Additional Property Information

Second quarter fiscal 2013 production and revenue for the Company’s principal interests are shown in Table 1 and historical production data is shown in Table 2. For more detailed information about each of our principal interests, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalties and similar interests. The Company owns interests on 205 properties on six continents, including interests on 39 producing mines and 28 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the second quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #85826820. The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s assets continuing to deliver strong financial results; further production increases at Andacollo, Peñasquito, Canadian Malartic, Holt, and Wolverine; and the operators’ expectation of production, construction, ramp up, reaching design capacity, throughput, water availability and other developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; decisions and activities of the operators of the Company's various properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; delays in the operators securing or their inability to secure necessary governmental permits; changes in operator’s project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

Second Quarter Fiscal 2013

Royalty Production and Revenue for Principal Royalty Interests

PROPERTY	ROYALTY	OPERATOR	METAL(S)	THREE MONTHS ENDED		THREE MONTHS ENDED
				DECEMBER 31, 2012		DECEMBER 31, 2011
				Royalty Revenue ($ millions)	Reported Production [1]	Royalty Revenue ($ millions)	Reported Production [1]
Andacollo [2,3]	75% NSR	Teck	Gold	23.13	18,015 oz.	16.18	13,070 oz.
Voisey's Bay [3]	2.7% NSR	Vale	Nickel Copper	7.41	28.8M lbs. 31.2 M lbs.	12.04	27.4M lbs. 78.6M lbs.
Peñasquito [3]	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	6.61	91,017 oz. 4.6M oz. 23.7M lbs. 73.6M lbs.	6.31	67,827 oz. 5.0M oz. 40.2M lbs. 78.4M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	5.81	15,076 oz.	4.23	11,461 oz.
Mulatos [4]	1.0% to 5.0% NSR	Alamos	Gold	5.25	61,311 oz.	3.57	43,223 oz.
Robinson [3]	3.0% NSR	KGHM	Gold Copper	4.67	11,603 oz. 41.1M lbs.	1.95	7,193 oz. 21.1M lbs.
Canadian Malartic [5]	1.0% to 1.5% NSR	Osisko	Gold	2.51	96,276 oz.	1.53	54,141 oz.
Leeville	1.8% NSR	Newmont	Gold	2.15	69,754 oz.	3.10	102,946 oz.
Cortez [6]	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.06	18,232 oz.	2.66	23,609 oz.
Las Cruces [3]	1.5% NSR	Inmet	Copper	2.03	38.3M lbs.	1.48	28.1M lbs.
Wolverine [3,7]	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	1.98	3,203 oz. 742,874 oz.	0.83	294 oz. 366,922 oz.
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	1.38	14,976 oz. 854,739 oz.	1.67	20,663 oz. 887,007 oz.
Other Royalty Properties [8]			Various	14.88	N/A	13.29	N/A
Total Royalty Revenue				79.87		68.84

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FOOTNOTES

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended December 31, 2012 and December 31, 2011, as reported to us by the operators of the mines.

[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 132,000 cumulative payable ounces produced as of December 31, 2012. Gold is produced as a by-product of copper.

[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.0 million ounces of cumulative production, as of December 31, 2012. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

[5]	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.

[6]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

[7]	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.

[8]	“Other” includes all of the Company’s non-principal producing royalties for the periods ended December 31, 2012 and 2011. Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

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TABLE 2

Historical Production

PROPERTY [2]	ROYALTY	OPERATOR	METAL(S)	REPORTED PRODUCTION [1] FOR THE QUARTER ENDED
				September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Andacollo	75% NSR	Teck	Gold	15,937 oz.	11,908 oz.	13,174 oz.	13,070 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	131,239 oz. 7.4M oz. 41.7M lbs. 96.6M lbs.	90,554 oz. 6.0M oz. 42.2M lbs. 90.8M lbs.	87,517 oz. 6.6M oz. 52.4M lbs. 75.9M lbs.	67,827 oz. 5.0M oz. 40.2M lbs. 78.4M lbs.
Voisey's Bay	2.7% NSR	Vale	Nickel Copper	33.9M lbs. 43.6 M lbs.	30.6M lbs. 2.9M lbs.	50.9M lbs. 9.7M lbs.	27.4M lbs. 78.6M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	12,870 oz.	11,469 oz.	8,839 oz.	11,461 oz.
Robinson	3.0% NSR	KGHM	Gold Copper	9,072 oz. 36.9M lbs.	9,191 oz. 32.5M lbs.	5,673 oz. 23.8M lbs.	7,193 oz. 21.1M lbs.
Mulatos	1.0% to 5.0% NSR	Alamos	Gold	42,310 oz.	46,077 oz.	50,493 oz.	43,223 oz.
Cortez	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	25,751 oz.	26,845 oz.	23,362 oz.	23,609 oz.
Las Cruces	1.5% NSR	Inmet	Copper	46.2M lbs.	37.3M lbs.	29.9M lbs.	28.1M lbs.
Canadian Malartic	1.0% to 1.5% NSR	Osisko	Gold	91,737 oz.	91,734 oz.	90,845 oz.	54,141 oz.
Leeville	1.8% NSR	Newmont	Gold	68,026 oz.	36,582 oz.	64,291 oz.	102,946 oz.
Wolverine	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	1,200 oz. 494,496 oz.	842 oz. 338,736 oz.	393 oz. 326,017 oz.	294 oz. 366,922 oz.
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	13,244 oz. 773,369 oz.	10,085 oz. 643,972 oz.	14,510 oz. 858,600 oz.	20,663 oz. 887,007 oz.

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the stated period, as reported to us by the operators of the mines.

[2]	See individual property footnotes on page 7.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31,	June 30,
	2012	2012
ASSETS
Cash and equivalents	$680,731	$375,456
Royalty receivables	70,754	53,946
Income tax receivable	7,204	11,046
Prepaid expenses and other current assets	22,361	4,760
Total current assets	781,050	445,208

Royalty interests in mineral properties, net	2,063,604	1,890,988
Available for sale securities	18,489	15,015
Other assets	23,904	21,834
Total assets	$2,887,047	$2,373,045

LIABILITIES
Accounts payable	$2,255	$2,615
Dividends payable	13,010	8,947
Other current liabilities	3,288	3,647
Total current liabilities	18,553	15,209

Debt	297,697	293,248
Net deferred tax liabilities	175,875	178,716
Uncertain tax positions	19,821	19,469
Other long-term liabilities	2,353	2,974
Total liabilities	514,299	509,616

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 1 share issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,162,252 and 58,614,221 shares outstanding, respectively	642	586
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,131,303 and 1,007,823 redeemed shares, respectively	29,722	35,156
Additional paid-in capital	2,138,153	1,656,357
Accumulated other comprehensive (loss) income	(10,289)	(13,763)
Accumulated earnings	190,131	160,123
Total Royal Gold stockholders’ equity	2,348,359	1,838,459
Non-controlling interests	24,389	24,970
Total equity	2,372,748	1,863,429
Total liabilities and equity	$2,887,047	$2,373,045

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except share data)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Royalty revenues	$79,870	$68,842	$157,732	$133,307

Costs and expenses
General and administrative	5,720	5,057	11,790	11,355
Production taxes	2,197	2,946	4,676	5,097
Depreciation, depletion and amortization	21,120	21,419	42,620	38,639
Restructuring on royalty interests in mineral properties	-	-	-	1,328
Total costs and expenses	29,037	29,422	59,086	56,419

Operating income	50,833	39,420	98,646	76,888

Interest and other income	29	489	139	3,322
Interest and other expense	(6,988)	(1,609)	(13,157)	(3,387)
Income before income taxes	43,874	38,300	85,628	76,823

Income tax expense	(16,315)	(14,051)	(32,776)	(26,433)
Net income	27,559	24,249	52,852	50,390
Net income attributable to non-controlling interests	(342)	(838)	(865)	(4,484)
Net income attributable to Royal Gold stockholders	$27,217	$23,411	$51,987	$45,906

Net income	$27,559	$24,249	$52,852	$50,390
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(1,572)	(6,958)	3,474	(12,262)
Comprehensive income	25,987	17,291	56,326	38,128
Comprehensive income attributable to non-controlling interests	(342)	(838)	(865)	(4,484)
Comprehensive income attributable to Royal Gold stockholders	$25,645	$16,453	$55,461	$33,644

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.42	$0.42	$0.84	$0.83
Basic weighted average shares outstanding	63,941,686	55,329,463	61,688,776	55,259,009
Diluted earnings per share	$0.42	$0.42	$0.84	$0.82
Diluted weighted average shares outstanding	64,137,237	55,574,814	61,905,549	55,533,248
Cash dividends declared per common share	$0.20	$0.15	$0.35	$0.26

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended
	December 31,	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$52,852	$50,390
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	42,620	38,639
Gain on distribution to non-controlling interest	(88)	(3,284)
Non-cash stock-based compensation expense	3,900	4,066
Tax benefit of stock-based compensation exercises	(1,214)	(3,086)
Restructuring on royalty interests in mineral properties	-	1,328
Deferred tax benefit	(2,166)	(847)
Amortization of debt discount	4,448	-
Changes in assets and liabilities:
Royalty receivables	(16,808)	(15,693)
Prepaid expenses and other assets	(19,659)	1,385
Accounts payable	(661)	(194)
Income tax receivable	1,827	1,947
Other liabilities	(626)	785
Net cash provided by operating activities	$64,425	$75,436

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(215,032)	(148,182)
Proceeds on sale of Inventory - restricted	118	4,842
Other	(38)	(128)
Net cash (used in) investing activities	$(214,952)	$(143,468)

Cash flows from financing activities:
Borrowing from credit facility	-	100,000
Repayment of debt	-	(37,800)
Common stock dividends	(17,915)	(12,209)
Distribution to non-controlling interests	(1,273)	(6,315)
Proceeds from the issuance of common stock	473,776	2,917
Tax benefit of stock-based compensation exercises	1,214	3,086
Net cash provided by financing activities	$455,802	$49,679
Net increase (decrease) in cash and equivalents	305,275	(18,353)
Cash and equivalents at beginning of period	375,456	114,155
Cash and equivalents at end of period	$680,731	$95,802

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	December 31,
	2012	2011
	(Unaudited, in thousands)

Net income	$27,559	$24,249
Depreciation, depletion and amortization	21,120	21,419
Non-cash employee stock compensation	1,805	1,868
Interest and other income	(29)	(489)
Interest and other expense	6,988	1,609
Income tax expense	16,315	14,051
Non-controlling interests in operating income of consolidated subsidiaries	(342)	(572)
Adjusted EBITDA	$73,416	$62,135

	For The Six Months Ended
	December 31,
	2012	2011
	(Unaudited, in thousands)

Net income	$52,852	$50,390
Depreciation, depletion and amortization	42,620	38,639
Non-cash employee stock compensation	3,900	4,066
Restructuring on royalty interests in mineral properties	-	1,328
Interest and other income	(139)	(3,322)
Interest and other expense	13,157	3,387
Income tax expense	32,776	26,433
Non-controlling interests in operating income of consolidated subsidiaries	(777)	(1,200)
Adjusted EBITDA	$144,389	$119,721

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